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                                                                    EXHIBIT 10.6
[ALTIGA NETWORKS LOGO]


                              ALTIGA NETWORKS INC.
                        AUTHORIZED DISTRIBUTOR AGREEMENT


between       Altiga Networks Inc.
              124 Grove Street
              Franklin, MA 02038

              ("MANUFACTURER" OR "We")


and           Intelispan, Inc.
              14505 North Hayden Road
              Suite 300
              Scottsdale, Arizona 85260

              ("Distributor" or "You")

Effective date: June 23, 1999


Altiga Networks Inc., ("MANUFACTURER"), and Distributor agree that the following terms and conditions will govern the sale, licensing, distribution and support of the data communications Products covered by this Agreement. All schedules and other appendices attached to this Agreement are incorporated in its terms.

Section 1. Scope of Agreement

         1.1 During the term of this Agreement, we appoint you as an Authorized Distributor of the Products ("Products") listed on Schedule A, Authorized Distributor Price Schedule. You may also bundle and/or integrate the Products with your own services and products. Schedule A may be amended from time to time by mutual agreement.

         1.2 In qualifying as an Authorized Distributor, you have demonstrated the capability to add substantial value, such as network system analysis, design or implementation. We rely on your technical expertise in making this appointment. You understand that you must maintain this capability to continue as an Authorized Distributor. Your ability to perform agreed upon pre- and post-sales support and service to your customers is material to this contract; if you are unable to meet those responsibilities, then we may terminate this Agreement as specified in Section 2, below. Also, in order to ensure adequate technical and marketing support to end users, your eligibility to resell selected Products may be subject to certain reasonable registration or certification criteria mutually agreed to.

         1.3 This Agreement is a non-exclusive one; you acknowledge that we are free to


[*]Material marked with an asterisk throughout this exhibit has been omitted pursuant to a request for confidential treatment. This material has been filed separately with the Securities and Exchange Commission.



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appoint additional distributors in the Territory, use other distribution channels, or furnish the Products to any customer in any territory without being liable to you for doing so.

     1.4 MANUFACTURER and Distributor agree that your primary area of responsibility for the sale and distribution of the Products will be:

                                 United States
                                 -------------

("the Territory"). You are free to distribute the Products outside the Territory within the United States. But you agree that your sales performance will be measured by sales goals for the Territory, and you are expected to concentrate your sales activities within it.

     1.5 You agree you will not sell the Products outside the US or export the Products, documentation or technical data furnished to you under this Agreement. You will bear sole responsibility for any violation by you of any laws, regulations or export controls which may occur in connection with any such sales or exports. In addition, you understand and agree that the prices offered in this Agreement are contingent upon Products being used, sold or resold only in the United States.

     1.6 When ordering the Products, your purchase order should reference this Agreement and provide the following information: (a) the model number or product code; (b) quantity; (c) price and/or license fees; (d) requested shipping date; (e) list of accessory items, if any; (f) delivery instructions, including ship-to address; and (g) any other special information required by this Agreement. Each of your purchase orders and each of our acknowledgement forms will incorporate the terms of this Agreement, whether or not this Agreement is specially mentioned.

     1.7 Each of your orders will be subject to our acceptance. All orders are subject to availability of the Products, and we reserve the right to reject any order if we cannot fulfill it. If we accept your purchase order we will send you a MANUFACTURER acknowledgement. Once we have accepted your order, you cannot cancel or reschedule it except under the conditions expressly stated in this Agreement.

     1.8 We reserve the right to modify any of the specifications or characteristics of the Products, to remove any product from the market, and/or to cease manufacturing or supporting it.

Section 2. Term and Termination

     2.1 Term of Agreement. This Agreement will begin on the Effective Date listed above and will continue for 12 months unless terminated earlier in accordance with its terms. After the first 12 months, the Agreement will be renewed for additional 12-month terms, unless either party provides 30 days prior written notice of its intent to terminate. Applicable terms and conditions of this Agreement will continue to apply until the completion of their intended purpose.

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     2.2  Termination. Either of us may terminate this Agreement at any time for any reason by giving at least 120 days prior written notice to the other. If we terminate this Agreement for our convenience (and not because of your default), we will honor any accepted purchase orders which you may have submitted prior to our notice of termination if they provide for delivery not more than 90 days after termination of the Agreement. Except as expressly stated in this Agreement, neither party will be liable to the other for any damages or compensation due to the termination of this Agreement, provided such termination is in accordance with this Agreement. Termination may also occur as specified in Section 15, below.

Section 3. Distributor's Responsibilities

3.1  You agree to:

(a) use your reasonable commercial efforts to actively promote the sale of Products in the Territory and to meet or exceed the written sales goals which we mutually establish;

(b) maintain adequate, well-trained sales and technical organizations to assure reasonable distribution and market penetration in the Territory;

(c) offer or sell the Products only with our product specifications and not make any claims or representations about the Products other than those contained in the current product literature we furnish you;

(d) promote the sale of the Products and your association with MANUFACTURER through all appropriate media, including trade show exhibits, catalog and direct mailings, advertising and sales aids and clearly acknowledge Manufacturer's name in connection with advertising and marketing, where such attribution is commercially reasonable. This provision does not preclude You from privately branding your services that include the Products;

(e) carry at least the minimum level of demonstration Products and inventory that we agree to so that you can demonstrate the Products and respond to customer requests for immediate delivery; and

(f) maintain accurate and detailed records of sales of the Products and provide same to Manufacturer, promptly upon request, records will include customer name, address, date of purchase, quantities and prices of products sold;

(g) provide adequate storage for the Products conforming to Manufacturer's reasonable requirements;

(h) will not appoint sub-distributors unless approved by Manufacturer in advance and in writing, except that your third-party reseller channel may sell your bundled products and


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     services that integrate our Products without such approval being necessary;

(i) keep a sufficient quantity of inventory of Products to meet reasonable anticipated orders;

(j)  comply with all applicable laws and regulations.


Section 4. Manufacturer's Support Responsibilities

          4.1  We agree to:

          (a) supply you with reasonable quantities of catalogs, product brochures, manuals and other publications to assist your sale of the Products, which may be subject to our standard fees for particular promotional items or quantities of literature;

          (b) exercise all reasonable efforts to provide you with timely notice of new models, releases, updates, and improvements in functionality or product performance;

          (c) provide sales and technical training for your qualified personnel at the times, locations and expenses we establish;

          (d) assist you in making direct sales calls on your customers or prospects upon your request and with our concurrence;

          (e) sell you those available accessories, supplies and attachments and spare parts and sell or license to you that documentation which we generally make available to our customers at our standard prices at the time of your order; and

          (f) provide any cooperative promotion, marketing, training or other program which we may make available to our Distributors.


Section 5. Shipment and Risk of Loss

          5.1 Title to equipment and risk of loss or damage to Products will pass to you FOB. Unless you provide us with special written instructions regarding shipment, we will choose the method of shipment and carrier to be used. Intelipsan will pay for all transportation, shipping, handling and insurance costs.

          5.2 We will use reasonable efforts to meet the shipment date you request for each item. We may delay the scheduled shipment date if unforeseen problems prevent us from meeting it and we will promptly notify you when any shipment will be delayed. If we fail to ship the Products within a reasonable time, you may cancel the order (and/or terminate this Agreement) without being liable to us for any of the Products except those units which have already shipped. But we will not be liable to you for any expenses or damages because of that delay.

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     5.3  We will have no obligation to ship any Products at any time when you are delinquent in payment for Products previously shipped.

Section 6. Order Cancellation and Reschedule

     6.1 You may cancel or reschedule an order for any MANUFACTURER standard product by giving us written notice. You will owe us a cancellation charge equal to 10 percent of the price of the product which you cancel or reschedule within 30 days of its scheduled shipment date. You may reschedule an order only once and any additional attempt to reschedule will be treated as a cancellation.

Section 7. Prices

     7.1 We will furnish the Products to you at the prices specified on Schedule A, Distributor Price Schedule, as that Schedule may be amended by Manufacturer from time to time and upon at least sixty (60) days' prior notice.

     7.2 Price increases will become effective sixty (60) days after our written notice to you of the increase. Price increases will not apply to orders we have accepted before the effective date of the increase.

     7.3 Price decreases will become effective on the "Effective Date" specified in our notification. The price decrease will apply to unshipped items specified on orders we have accepted prior to the effective date of the decrease. You may be entitled to a credit for the difference between the price paid for Products in your inventory on the effective date of the decrease and the new lower price provided the Products are still in inventory and were delivered to you no earlier than 7 months before the effective date of the price decrease. Similar price adjustments will also be made for Products in transit to you on the effective date of the price decrease if we invoiced you for the Products at the higher price. To qualify for the credit, you must be able to identify each unit by product code, shipment date, equipment serial number, invoice number and net invoice price. Your request for a credit must be submitted to us within 30 days after we notify you of the reduction. We will issue the credit upon verification of your request. We reserve the right to require an independent audit of your inventory if we cannot agree on which Products are eligible for the credit.

Section 8. Payment

     8.1 We will invoice you for a product when we ship it to you and payment will be due within Net 30 days of the date of the invoice.

     8.2 Any amount due which you have not paid by its due date will be considered delinquent. In that event, we may invoice and collect from you all costs (including reasonable attorneys fees) which we may incur to collect the delinquent amount. You will also owe us a late payment charge on the delinquent balance equal to 1.5 percent per month



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or the legal maximum, whichever is less.

     8.3 We reserve a purchase money security interest in each product delivered and in any proceeds of the product, including accounts receivable, to secure payment of the charges outstanding for Products. You authorize us to file a financing statement and related documents if permitted by law. At our request, you will execute whatever documents we need to perfect this security interest.

     8.4 All payments made by you to the MANUFACTURER shall be in United States dollars.

     8.5 Provided that MANUFACTURER executes an appropriate confidentiality agreement and such disclosure is not prohibited by law, You will provide MANUFACTURER with adequate information to provide MANUFACTURER with reasonable assurance of payment, which may include financial statements, bank references, trade references and other similar information. MANUFACTURER reserves the right without liability to suspend performance of this Agreement if you have not provided reasonable assurances of payment.

     8.6 You shall have full responsibility for the invoicing and collection of fees from your customers, and shall bear all expenses in connection therewith.

Section 9.  Taxes and Other Additional Charges.

     9.1 You will pay all sales, use, excise and other taxes on the Products (except those based on our net income or net worth) unless you furnish us with a valid resale or exemption certificate. You will also be responsible for reporting Products acquired by you for personal property tax purposes. You will pay all transportation costs, insurance and like charges. Our prices for the Products do not include such taxes or charges; where applicable, they will be added to the total invoice amount.

Section 10.  Software and Firmware

     10.1 Products ordered for your own use or for distribution to your end user customers will be provided subject to the terms and conditions of our standard software license.

     10.3 Products you purchase from us may contain firmware programs built into their circuitry. Your purchase of that equipment includes a non-exclusive license to use and sub-license the firmware only as part of the equipment and only under the following conditions: (a) MANUFACTURER (or its supplier) retains all title and ownership to the programs; (b) the firmware may not be copied, disassembled, de-compiled or reverse engineered under any circumstances; and
(c) you will only transfer possession of the programs in conjunction with a sale of the Products (which includes a sale of your products that integrate the Products).

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Section 11.    Warranty

     11.1 We warrant that any equipment furnished to you under this Agreement will conform in all material respects to our then-current published specifications and will be free from material defects in materials and workmanship under normal use and service. This warranty begins on the date of shipment and is limited to the period specified in the Authorized Distributor Price Schedule current on the date of your order.

     11.2 Our sole obligation to you and your exclusive remedy under this warranty is to repair or replace without charge any defective unit if you return it to us, freight prepaid, to the factory or service center we designate. If we are unable within a reasonable time to repair or replace your item, we may instead elect to accept return of the unit and refund to you the purchase price you paid for it. We will pay freight costs to ship any repaired or replacement unit to you. You agree to assist us in identifying the circumstances under which the equipment may have failed. If the problem was reported in bad faith, you agree to pay us at our standard rates for the time and materials we spent investigating it.

     11.3 This warranty does not apply to any individual product which has been subjected by you or another party to (a) operating or environmental conditions contrary to our written specifications or recommendations; (b) damage, misuse or neglect; or (c) improper installation, repair or alteration. For certain designated Products, which we will specify to you in writing, MANUFACTURER must perform installation and related implementation services in order for this warranty to apply. This warranty also excludes expendable items, such as lamps, fuses, or other parts which fail from normal use. We do not guarantee the integrity of data or warrant that the Products will operate uninterrupted or error-free.

     11.4 The warranty for software is specified in the applicable software license.

     11.5 THE WARRANTIES IN THIS SECTION 11 ARE IN LIEU OF AND REPLACE ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 12.    Infringement Indemnity

     12.1 We agree to defend, at our expense, any suits against you based upon a claim that any Products furnished to you under this Agreement directly infringe a U.S. patent or copyright (excluding claims based on alterations of the Products by you or another party, combinations with other Products we did not supply, or our compliance with your or your customer's software, specifications or instructions) and to pay costs in a final court award or a settlement we negotiate. But you must give us prompt written notice of the suit, cooperate fully with us in its defense and give us sole authority to control the case and related settlement negotiations. If the use, sale or license of any Products furnished under this




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Agreement is enjoined as a result of such suit, we will at our option and at no expense to you obtain for you the right to use or sell such Products, substitute an equivalent product reasonably acceptable to you or accept return of the product and refund the price you paid, less a reasonable amount for use or damage. IN NO EVENT WILL WE BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF PATENTS, TRADEMARKS, COPYRIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

Section 13. Limitation of Liability and Remedies

        13.1 Your exclusive remedies concerning our performance or nonperformance are those expressly stated in this Agreement. UNDER NO CIRCUMSTANCES WILL WE BE LIABLE FOR TERMINATION DAMAGES, INDEMNITY FOR CLIENTELE, LOSS OF DATA, REPROCUREMENT COSTS, LOST REVENUE OR PROFITS, OR FOR ANY OTHER SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF THEY WERE FORESEEABLE OR YOU HAVE INFORMED US OF THEIR POTENTIAL.

        13.2 Our total liability to you for damages under this Agreement will not exceed the greater of $50,000 or the payments you made for the individual product at issue in the claim. This limitation will apply regardless of the form of action (i.e., whether the lawsuit is in contract or in tort, including negligence). But this limitation will not apply to claims under
Section 12 or claims by you for bodily injury or damage to real or tangible personal property if MANUFACTURER is solely liable for such damage.

Section 14. Proprietary Information

        14.1 Each party may be given access to confidential or proprietary information of the other ("Proprietary Information"). We will each maintain in confidence the Proprietary Information of the other with the same standard of care which the receiving party uses to safeguard its own proprietary information, but in no event less than reasonable care, if it is furnished on a confidential basis and marked or identified as confidential or proprietary when first disclosed. The obligations under this Section 14 will survive any termination of this agreement.

Section 15. Default

        15.1 If either party fails to perform any material obligation under this Agreement, including the obligation to pay amounts when due, the non-defaulting party may terminate this Agreement if the other has failed to take corrective action within 30 days after its receipt of the notice of default which shall specify the basis for the default. We may immediately seek injunctive relief if your actions threaten our (or our supplier's) proprietary rights.

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Section 16. Ownership

     16.1 Distributor represents that it is not owned by any person or entity that is a direct competitor of the Manufacturer and that Distributor will give Manufacturer 90 days written notice of any change of ownership that changes this representation, provided such notice is not prohibited by applicable securities laws.

Section 17. Trademarks

     17.1 During the term of this Agreement, you may indicate to the public and the trade that you are an Authorized Distributor of the Products specified on Schedule A. With our prior written approval, you may also use the MANUFACTURER trademarks and tradenames to promote and solicit sales and licensing of Products if you strictly comply with our instructions regarding that use. But you will not adopt or use those trademarks or tradenames, or any confusingly similar word or symbol, as part of your company name or (to the extent you have the power to prevent such use) allow others to use such names or marks. You will not acquire any interest in any of these trademarks or tradenames by virtue of this Agreement or your activities under it, or any relationship with MANUFACTURER.

     17.2 At the expiration or termination of this Agreement, you will immediately discontinue any use of the MANUFACTURER names and trademarks, as well as any other combination of words, designs, trademarks or tradenames that would indicate that you are or were an Authorized Distributor of the Products.

Section 18. Assignment

     18.1 Neither party may assign this Agreement or delegate its performance under it without the prior written consent of the other, which shall not be unreasonably withheld; provided that Intelispan may assign this Agreement to a subsidiary of Aquis Communications Group, Inc. with which Intelispan has signed a letter of intent to merge. You agree, however, that we may assign this entire agreement to our parent or other affiliate or sell, transfer or assign to a financing institution our rights to receive payment from you.

Section 19. US Government Sales

     19.1 If you intend to re-market or resell Products and/or services to the U.S. Government, a U.S. Government prime contractor or subcontractor, or intend to enter into any other resale agreement which obligates you to flow down to MANUFACTURER any representation, certification, clause or other provision dealing with the acquisition of Products and/or services by the U.S. Government, then a separate agreement must be negotiated with MANUFACTURER before we accept your order. Any proposals, price quotations and/or agreements determined to be in violation of this Section shall be null and void.

     19.2 We make no representations, certifications or warranties, express or implied,

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that Products and/or services acquired under this Agreement conform to any statutes, regulations, or clauses governing the acquisition of Products and/or services by the U.S. Government or that the sale to you under this Agreement was conducted in accordance with statutes, regulations or clauses that apply when resale for U.S. Government end use is contemplated.

Section 20. General.

        20.1 Each party is an independent contractor and not an agent, joint venturer, or representative of the other, and neither party may create any obligations or responsibilities on behalf of or in the name of the other.

        20.2 None of the Products is specifically designed or intended for use as a component in the maintenance or operation of a nuclear facility; you agree to indemnify us against any claim arising out use of a product if you resold a product for such an application. We may require additional contractual safeguards for such applications.

        20.3 Notices under this Agreement must be sent by certified mail or reputable overnight delivery service to the appropriate party at its address stated on the first page of this Agreement (or to a new address if the other has been properly notified of the change). A notice will not be effective until the addressee actually receives it.

        20.4 This contract and its schedules represent the entire agreement between the parties regarding this subject and the Products listed on Schedule
A. It supersedes any terms or conditions contained on printed forms submitted with purchase orders, sales acknowledgements or invoices. It also supersedes catalog sales terms and conditions and all previous oral or written communications between the parties regarding the subject, and it may not be modified or waived except in writing and signed by an officer or other authorized representative of each party. Neither party will be liable to the other for any delay or failure to perform if that delay or failure results from a cause beyond its reasonable control. If any provision is held invalid, all other provisions shall remain valid, unless such invalidity would frustrate the purpose of this Agreement.

        20.5 Massachusetts law (without giving effect to its conflicts of laws provisions) governs this Agreement. MANUFACTURER and Distributor will attempt to settle any claim or controversy arising out of it through consultation and negotiation in good faith and a spirit of mutual cooperation. Any dispute which cannot be resolved through negotiation or mediation may be submitted to the courts within Massachusetts for resolution.

        20.6 No waiver by either party of any default hereunder by the other shall operate as a waiver of any other default or of a similar default on a future occasion. No waiver of any term or condition hereof by either party shall be effective unless the same shall be in writing and signed by such party.


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     20.7 In the event that any provision of this Agreement (other than a provision that goes to the essence of the consideration for this Agreement) is declared invalid, unenforceable or void to any extent by a court of competent jurisdiction, such provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope. In any event, such declaration shall not affect the remaining provisions, and this Agreement shall be enforced as modified, or if no modification is enforceable, as if such invalid clause had not been included.

You acknowledge that you have read this Agreement, understand it, and agree to be bound by its terms.

In WITNESS WHEREOF this AGREEMENT is executed by and on behalf of Distributor and MANUFACTURER. As of the date first written above:

Altiga Networks Inc.                    Intelispan, Inc.

BY: /s/ Martin Falaro                   BY: /s/ Kent Dallas
    --------------------------              ----------------------------
        Signature                               Signature

Print Name: Martin Falaro               Print Name: Mr. Kent Dallas

Title:      Vice President              Title:      Vice President

Date:       6/30/99                     Date:       June 22, 1999



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                             SCHEDULE A PRICE LIST



PRODUCT OFFERINGS                    ORDERING CODES     LIST PRICE     DISCOUNTED PRICE [*%]
HARDWARE
     VPN Concentrator, Model C50        C50-02-02         $49,005           $[*]
     VPN Concentrator, Model C20        C20-02-02         $19,005            [*]
     VPN Concentrator, Model C10        C10-02-02         $ 9,005            [*]

SOFTWARE
           With Unlimited Client        CSF-00-00         $   995            [*]

OPTIONS
                    Power Supply        CPS-00-00         $ 1,500            [*]
                      SEP Module        CSE-00-00         $12,500            [*]
                 Fan-replacement        CFN-00-00         $   400            [*]

                    Document Set
    (User/Getting Started Guide)        CDS-00-00         $   150            [*]


One set of software must be purchased with each C-series concentrator purchased.



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